UNITED STATES

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HEXCEL CORPORATION

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Commencing on April 8, 2024, Hexcel Corporation made available to stockholders the following communication in connection with its upcoming Annual Meeting of Stockholders to be held on May 2, 2024.

Dear Fellow Stockholders:

I am writing to you on behalf of the Board of Directors (the “Board”) of Hexcel Corporation (“Hexcel”) to address an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on March 27, 2024. In its report ISS recommends that stockholders vote against the re-election of Cynthia M. Egnotovich, who serves as chair of our nominating, governance and sustainability committee of the Board (the “Committee”) due to lack of ethnic/racial diversity on the Board.

We respectfully disagree with the ISS recommendation. Our Board is currently 40% gender diverse. Our Board has been racially/ethnically diverse since 2019. However, ISS has recommended stockholders vote against Ms. Egnotovich because we have not made a firm public commitment to appoint a new racially or ethnically diverse director within a year. The ISS recommendation stems from the fact that Dr. Marilyn L. Minus, who joined the Board in 2019 as a leading academic expert in carbon fiber technology, will be leaving the Board to become Hexcel’s Chief Technology Officer in April 2024. As a Board, we believe it is our responsibility to identify and appoint directors who possess the backgrounds, experiences and skillsets that best serve the needs of Hexcel and our stockholders. While we greatly value diversity on our Board, we believe it is one factor among many that should be considered and balanced when selecting and appointing a new director. We further believe that the Board should be allowed the flexibility to identify and appoint the most highly-qualified candidates to the Board.

We do not believe ISS’s recommendation serves the best interests of Hexcel and our stockholders. Accordingly, we ask for your support by voting in accordance with the Board’s recommendations on all proposals submitted for your consideration at our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Specifically, the Board asks that you vote “FOR” the re-election of all of our directors in Proposal 1, including Cynthia M. Egnotovich.

***

Our Board Has a Strong History of Diversity and a Firm Commitment to Continued Progress.

First, as we have previously disclosed, our Board currently has a racially/ethnically diverse director and has continuously since Dr. Minus joined the Board in 2019. As previously announced, Dr. Minus is joining our management team as Senior Vice President, Chief Technology Officer effective April 22, 2024, which will result in the Board temporarily ceasing to have racial or ethnic diversity. We are pleased to have secured a Chief Technology Officer successor that is renowned for her expertise in carbon fiber technology manufacturing and engineering research and, given her experience on the Board, is a proven cultural fit for Hexcel and intimately familiar with our product strategy and technology roadmap. We believe her experience is vital to driving the next steps of advanced composite innovation and a step change in product transformational efficiency that will continue to differentiate Hexcel in the future.

Second, diversity is ingrained in Hexcel’s culture as illustrated by our Board that has reflected gender diversity for more than two decades now. The first female director was appointed in 2002. By 2005, two Board members or 20% of the Board were gender diverse. Today, our Board is 40% gender diverse. We expect our commitment to diversity will continue to be reflected in the composition of our Board. We recruited from diverse slates, which included racially and ethnically diverse candidates, in the selection of the three most recently appointed Hexcel directors and we are committed to continuing this practice for future candidate selection, which we believe will result in the addition of a racially or ethnically diverse director in the near future.

Our Most Recently Appointed Directors Are Highly-Qualified and Bring to the Board Critical Skillsets and Expertise.

In January 2024, in anticipation of upcoming director succession, the Board appointed James J. Cannon and Dr. Patricia Hubbard to the Board after an exhaustive recruitment process. In recruiting for these candidates, the Committee was focused on defense industry experience to support the oversight of Hexcel’s growth strategy in this market and technical expertise to support the oversight of Hexcel’s product development, given the potential departure of Dr. Minus and Dr. Jeffrey A. Graves. The Committee was also targeting the addition of an active Chief Executive Officer given the recent retirements of certain members of the Board from active employment. We believe, given the focus on expanding the Board’s skills and experience in these areas, that the selection of Mr. Cannon and Dr. Hubbard who possess the relevant mix of background and experience was in the best interest of Hexcel’s stockholders. Again, in the selection of Mr. Cannon and Dr. Hubbard for appointment to the Board, the Committee reviewed and considered racially or ethnically diverse candidates consistent with its commitment to diversity.

Ms. Egnotovich Has Contributed Substantially to the Hexcel Board and Brings Valuable Gender Diversity.

Ms. Egnotovich has been a member of the audit committee since joining our Board, and the chair of the nominating, governance and sustainability committee since 2020. Since joining the Board, she has contributed substantially towards oversight of the execution of Hexcel’s strategy given her in-depth global manufacturing and aerospace industry experience. She has also utilized her significant public company governance experience to improve the Board’s governance function, including expanding the nominating, governance and sustainability committee’s oversight to include Hexcel’s sustainability strategy, initiatives, policies and disclosures. Furthermore, a vote “AGAINST” Ms. Egnotovich could result in making our Board less gender diverse.

We appreciate your attention to this supplement and request your support in voting “FOR” the re-election of Ms. Egnotovich. If you have already submitted a vote “AGAINST” Ms. Egnotovich in line with ISS’s recommendations, we ask that you reconsider your vote and resubmit a “FOR” vote, recognizing our Board’s continuous 22-year track record of diversity and its commitment to continue recruiting from diverse slates in the selection of all future director candidates, which we believe will result in the addition of a racially or ethnically diverse director in the near future.

Thank you for considering our request.

Sincerely,

Jeffrey C. Campbell

Lead Director